Exhibit 4.13

EXECUTION COPY

SUBSIDIARY GUARANTY

THIS SUBSIDIARY GUARANTY (this “Guaranty”) is made as of the 28th day of May, 2004, by Fast Forward Solutions, LLC, an Ohio limited liability company (“Subsidiary Guarantor”) in favor of the Administrative Agent, for the benefit of the Lenders, the Swingline Lender and the LC Issuer under the Agreement referred to below.

BACKGROUND INFORMATION

A.                                   AirNet Systems, Inc., an Ohio corporation (the “Borrower”), The Huntington National Bank, a national banking association, as Administrative Agent (the “Administrative Agent”) and as Swingline Lender and LC Issuer, and certain other Lenders from time to time party thereto have entered into a certain Amended and Restated Credit Agreement dated of even date herewith (as the same may be amended, modified, supplemented, extended, restated or replaced from time to time, the “Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Lenders, the LC Issuer, and the Swingline Lender to and on behalf of the Borrower.

B.                                     It is a condition precedent to any extension of credit under the Agreement that the Subsidiary Guarantor execute and deliver this Guaranty whereby the Subsidiary Guarantor shall guarantee the payment when due of all Guaranteed Obligations, as defined in Section 3 below.

C.                                     The execution of this Guaranty is in the interest, and to the direct financial benefit of, the Subsidiary Guarantor.

PROVISIONS

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.1.  Terms in Agreement.  Each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

Section 2.1.  Representations and Warranties.  The Subsidiary Guarantor represents and warrants (which representations and warranties shall be deemed to have been renewed upon each Borrowing Date under the Agreement and on each date that a Facility LC is issued under the Agreement) that:

(a)                                  It is a corporation or limited liability company, duly and properly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(b)                                 It has the power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder.  The execution and delivery by it of this Guaranty and the performance of its obligations hereunder have been duly authorized and this

Guaranty constitutes a legal, valid and binding obligation of such Subsidiary Guarantor enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

(c)                                  Neither the execution and delivery by it of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or (ii) its articles or certificate of incorporation or organization, by-laws or code of regulations, or operating agreement as applicable, or (iii) the provisions of any indenture, instrument or agreement to which it is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Subsidiary Guarantor pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by such Subsidiary Guarantor, is required to be obtained by it in connection with the execution and delivery of this Guaranty or the performance by it of its obligations hereunder or the legality, validity, binding effect or enforceability of this Guaranty.

Section 2.2.  Covenants.  Subsidiary Guarantor covenants that, so long as any Commitment remains outstanding under the Agreement, any Rate Management Transaction remains in effect or any of the Guaranteed Obligations shall remain unpaid, that it will, and, if necessary, will enable the Borrower to, fully comply with the covenants and agreements applicable to it set forth in the Agreement.

Section 3.   Guaranty.  Subject to Section 9 hereof, the Subsidiary Guarantor hereby, jointly and severally together with all other Guarantors, absolutely and unconditionally guarantees, as primary obligor and not as surety, the full and punctual payment (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter) and performance of any and all obligations and liabilities of Borrower to the Lenders, the Swingline Lender, the LC Issuer and the Administrative Agent under the Agreement, any other Loan Document or otherwise with respect to or in connection with the Loans, including, without limitation, the Obligations and the Rate Management Obligations, including, without limitation, any of the same which are incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding (collectively the “Guaranteed Obligations”).  Upon failure by the Borrower to punctually pay any such amount, the Subsidiary Guarantor agrees that it shall forthwith on demand pay to the Administrative Agent for the benefit of the Lenders, the Swingline Lender and the LC Issuer, and, if applicable, their Affiliates, any such amount at the place and in the manner specified in the Agreement, any Note, any Rate Management Transaction or the relevant Loan Document, as the case may be. This Guaranty is a guaranty of payment and not of collection.  Subsidiary Guarantor waives any right to require the Administrative Agent, Swingline Lender, LC Issuer or any Lender to sue the Borrower, any other Guarantor, or any other person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 4.  Guaranty Unconditional.  Subject to Section 9 hereof, the obligations of Subsidiary Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)                                     any extension, renewal, settlement, compromise, waiver or release in respect of any of the Guaranteed Obligations, by operation of law or otherwise, or of any obligation of any other Guarantor, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations;

(ii)                                  any modification or amendment of or supplement to the Agreement, any Note, any Rate Management Transaction or any other Loan Document;

(iii)                               any release, nonperfection or invalidity of any direct or indirect security for any obligation of the Borrower under the Agreement, any Note, any Rate Management Transaction, any other Loan Document, or any obligations of any other Guarantor, or any action or failure to act by the Administrative Agent, Swingline Lender, LC Issuer or any Lender or any Affiliate of any of them with respect to any collateral securing all or any part of the Guaranteed Obligations;

(iv)                              any change in the corporate existence, structure or ownership of the Borrower or any other Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, or any Guarantor, or its assets or any resulting release or discharge of any obligation of the Borrower, or any other Guarantor;

(v)                                 the existence of any claim, setoff or other rights which any of the Guarantors may have at any time against the Borrower, any other Guarantor, the Administrative Agent, Swingline Lender, LC Issuer or any Lender, any Affiliate of any of them, or any other Person, whether in connection herewith or any unrelated transactions;

(vi)                              any invalidity or unenforceability relating to or against the Borrower, or any other Guarantor of any of the Guaranteed Obligations, for any reason related to the Agreement, any Rate Management Transaction, any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, or any other Guarantor, of the principal of or interest on any Note or any other amount payable by the Borrower under the Agreement, any Note, any Rate Management Transaction or any other Loan Document; or

(vii)                           any other act or omission to act or delay of any kind by the Borrower, any other Guarantor, the Administrative Agent, Swingline Lender, LC Issuer, any Lender, any Affiliate of any of them, or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any Subsidiary Guarantor’s obligations hereunder.

Section 5.  Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances.  Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been indefeasibly paid in full, the Commitments under the Agreement shall have terminated or expired and all Rate Management Transactions have terminated or expired.  If at any time any payment of the principal of or interest on any Note or any other amount payable by the Borrower or any other party under the

Agreement, any Rate Management Transaction or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Subsidiary Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 6.  Waivers.  Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice to which it is otherwise entitled not provided for herein or in the Agreement, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other Guarantor, or any other Person.

Section 7.  Subrogation.  Subsidiary Guarantor hereby agrees not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against the Borrower or any other Guarantor arising out of or by reason of this Guaranty or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by any of the Guarantors unless and until the Guaranteed Obligations are indefeasibly paid in full, any commitment to lend under the Agreement and any other Loan Documents is terminated and all Rate Management Transactions have terminated or expired.

Section 8.  Stay of Acceleration.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Agreement, any Note, any Rate Management Transaction or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder or under any other Subsidiary Guaranty forthwith on demand by the Administrative Agent.

Section 9.  Limitation on Obligations.

(a) The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Subsidiary Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of Subsidiary Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Subsidiary Guarantor, the Administrative Agent, Swingline Lender, LC Issuer or any Lender or Affiliate of any of them, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Subsidiary Guarantor’s “Maximum Liability”). This Section 9(a) with respect to the Maximum Liability of the Subsidiary Guarantor is intended solely to preserve the rights of the Administrative Agent, Swingline Lender, LC Issuer and the Lenders hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Subsidiary Guarantor nor any other person or entity shall have any right or claim under this Section 9(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of Subsidiary Guarantor hereunder shall not be rendered voidable under applicable law.

(b)                                 Subsidiary Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of Subsidiary Guarantor, and may exceed the aggregate Maximum Liability of all Guarantors as defined in any other contract of guaranty which constitutes a Loan Document, without impairing this Guaranty or affecting the rights and remedies of the Administrative Agent, Swingline Lender, LC Issuer, the Lenders, or any Affiliate of any of them hereunder. Nothing in this Section 9(b) shall be construed to increase Subsidiary Guarantor’s obligations hereunder beyond its Maximum Liability.

(c)                                  Nothing in this Section 9 shall affect Subsidiary Guarantor’s or any other Guarantor’s joint and several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability).

Section 10.  Application of Payments.  All payments received by the Administrative Agent hereunder shall be applied by the Administrative Agent to payment of the Guaranteed Obligations in accordance with the Agreement and in the following, order unless a court of competent jurisdiction shall otherwise direct:

(a)                                  FIRST, to payment of all reasonable costs and expenses of the Administrative Agent, Swingline Lender, LC Issuer and the Lenders incurred in connection with the collection and enforcement of the Guaranteed Obligations or of any security interest granted to the Administrative Agent or any of them in connection with any collateral securing the Guaranteed Obligations;

(b)                                 SECOND, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest and fees, pro rata among the Lenders, Swingline Lender, LC Issuer and their respective Affiliates in accordance with the amount of such accrued and unpaid interest and fees owing to each of them;

(c)                                  THIRD, to payment of the principal of the Guaranteed Obligations and the net early termination payments and any other Rate Management Obligations then due and unpaid from the Borrower to any of the Lenders, the Swingline Lender, LC Issuer or their respective Affiliates, pro rata among them in accordance with the amount of such principal and such net early termination payments and other Rate Management Obligations then due and unpaid owing to each of them;

(d)                                 FOURTH, to payment of any Guaranteed Obligations (other than those listed above) pro rata among those parties to whom such Guaranteed Obligations are due in accordance with the amounts owing to each of them; and

(e)                                  FIFTH, the balance, if any, after all of the Guaranteed Obligations have been indefeasibly satisfied, shall be paid to the Borrower, as agent for the Subsidiary Guarantor.

Section 11.  Notices.  All notices, requests and other communications to any party hereunder shall be given, and deemed given, when made in accordance with the provisions of Section 12.14 of the Agreement.  The address or telecopier number to which any such communication is to be given to each Subsidiary Guarantor is set forth on the signature pages hereof.

Section 12.  No Waivers.  No failure or delay by the Administrative Agent, Swingline Lender, LC Issuer or any Lender or any Affiliate of any of them in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided in this Guaranty, the Agreement, any Note, any Rate Management Transaction and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.  No Duty to Advise.  Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Subsidiary Guarantor assumes and incurs under this Guaranty, and agrees that neither the Administrative Agent, Swingline Lender, LC Issuer, any Lender, nor any Affiliate of any of them, has any duty to advise the Subsidiary Guarantor of information known to it regarding those circumstances or risks.

Section 14.  Successors and Assigns.  This Guaranty is for the benefit of the Administrative Agent, Swingline Lender, LC Issuer and the Lenders and their respective Affiliates, successors and permitted assigns and in the event of an assignment of any amounts payable under the Agreement, any Note, any Rate Management Transaction, or the other Loan Documents, the rights hereunder, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness. This Guaranty shall be binding upon the Subsidiary Guarantor and its respective successors and permitted assigns.

Section 15.  Changes in Writing.  Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by the Subsidiary Guarantor and the Administrative Agent with the consent of the Lenders or the Required Lenders, to the extent the consent of the Lenders or the Required Lenders is required under the Agreement.

Section 16.  Costs of Enforcement.  Subsidiary Guarantor agrees to pay all reasonable costs and expenses including, without limitation, all court costs and reasonable attorneys’ fees and expenses paid or incurred by the Administrative Agent, Swingline Lender, LC Issuer or any Lender or any Affiliate of any of them in its endeavor to collect all or any part of the Guaranteed Obligations from, or in prosecuting any action against, the Borrower, the Subsidiary Guarantor or any other Guarantor of all or any part of the Guaranteed Obligations.

Section 17.  Consent To Jurisdiction.  Subsidiary Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Ohio state court sitting in Columbus, Ohio in any action or proceeding arising out of or relating to any Loan Documents and the Subsidiary Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.  Nothing herein shall limit the right of the Administrative Agent, Swingline Lender, LC Issuer or any Lender to bring proceedings against Subsidiary Guarantor in the courts of any other jurisdiction.  Any judicial proceeding by Subsidiary Guarantor against the Administrative Agent, Swingline Lender, LC Issuer or any Lender or any Affiliate of any of them involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in a court in Columbus, Ohio.

Section 18.  WAIVER OF JURY TRIAL. SUBSIDIARY GUARANTOR, THE ADMINISTRATIVE AGENT, SWINGLINE LENDER, LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Section 19.  Taxes. etc.  All payments required to be made by Subsidiary Guarantor hereunder shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority thereof (but excluding Excluded Taxes), provided, however, that if the Subsidiary Guarantor is required by law to make such deduction or withholding, Subsidiary Guarantor shall forthwith (i) pay to the Administrative Agent, Swingline Lender, LC Issuer or any Lender, as applicable, such additional amount as results in the net amount received by the Administrative Agent, Swingline Lender, LC Issuer or any Lender, as applicable, which equals the full amount which would have been received by the Administrative Agent, Swingline Lender, LC Issuer or any Lender, as applicable, had no such deduction or withholding been made, (ii) pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) furnish to the Administrative Agent, Swingline Lender, LC Issuer or any Lender, as applicable, certified copies of official receipts evidencing payment of such withholding taxes within 30 days after such payment is made.

Section 20.  Warrant of Attorney.  Subsidiary Guarantor hereby irrevocably authorizes any attorney-at-law, including any attorney-at-law employed or retained by the Administrative Agent, Swingline Lender, LC Issuer or any Lender, or any Affiliate of any of them, to appear for it in any action on this Guaranty at any time after the amounts payable hereunder become due as herein provided in any court of record situated in the county where this warrant was signed (being Franklin County, Ohio), or in the county where the Subsidiary Guarantor then resides or can be found, to waive the issuing and service of process, and confess a judgment in favor of the holder of this Guaranty against the Subsidiary Guarantor, for the amount that may then be due, with interest thereon, together with the costs of suit, and to waive and release all errors in said proceedings and the right to appeal from the judgment rendered.  Subsidiary Guarantor consents to the jurisdiction and venue of such court.  Subsidiary Guarantor waives any conflict of interest that any attorney-at-law employed or retained by the Administrative Agent, Swingline Lender, LC Issuer, any Lender or any Affiliate of any of them may have in confessing judgment hereunder and consents to the payment of a legal fee to any attorney-at-law confessing judgment hereunder.

IN WITNESS WHEREOF, the Subsidiary Guarantor has caused this Guaranty to be duly executed, by its duly authorized officer as of the day and year first above written.

Fast Forward Solutions, LLC, an Ohio limited liability company
Address:
3939 International Gateway
Columbus, Ohio 43219		By:	/s/ Gary W. Qualmann
Gary W. Qualmann
		Title:	Secretary
Telephone:	614-237-2057
Facsimile:	614-237-7876

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.